Exhibit 10.34

***Text Omitted and Filed Separately with

the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

CONFIDENTIAL

Facility Construction and Commercial Supply Agreement

(the “Agreement”)

by and between

Lonza Biologics, Inc.

101 International Drive

Portsmouth, NH 03801

USA

- hereinafter “Lonza” -

and

Celladon Corporation

11988 El Camino Real, Suite 650

San Diego, CA 92130-3579

USA

- hereinafter “Customer” -

Effective as of October 31, 2014 (the “Effective Date”)

CONFIDENTIAL

Table of Contents

		Page

1	Definitions and Interpretation	1

2	Reservation Period and Construction Trigger	10

3	Performance of Services	12

4	Project Management / Steering Committee	16

5	Quality	17

6	Insurance	17

7	Forecasting, Ordering and Cancellation	19

8	Delivery and Acceptance	20

9	Price and Payment	22

10	Intellectual Property	27

11	Warranties	29

12	Indemnification and Liability	30

13	Confidentiality	32

14	Term and Termination	34

15	Force Majeure	36

16	Miscellaneous	37

Appendix A	Project Plans

•	Appendix A-1 Detailed Design

•	Appendix A-2 Pre-Construction Activities

•	Appendix A-3 Facility Construction

•	Appendix A-4 Technology Transfer, Validation and Manufacturing

Appendix B	Specifications

Appendix C	Estimated Construction Timeline

Appendix D	Minimum Production Targets

Appendix E	Form of Escrow Agreement

Appendix F	Form of Quality Agreement

CONFIDENTIAL

Appendix G	Form of Common Stock Purchase Agreement

Appendix H	Customer Background Intellectual Property

CONFIDENTIAL

Recitals

WHEREAS, Customer is engaged in the development and research of a viral therapeutic Product and requires assistance in the development and manufacture of such Product;

WHEREAS, Lonza and its Affiliates have expertise in the evaluation, development and manufacture of biologics, including viral therapeutics;

WHEREAS, Customer and Lonza’s Affiliate, Lonza Houston, Inc., entered into that certain Amended and Restated Manufacturing Services Agreement dated August 26, 2013 (“Clinical Agreement”) relating to the manufacture of Product for clinical use; and

WHEREAS, Customer wishes to engage Lonza for Services relating to the manufacture of the Product for further clinical use and for commercial use, as more fully described herein; and

WHEREAS, Lonza, or its Affiliate, is prepared to perform such Services for Customer on the terms and subject to the conditions set out herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties intending to be legally bound, agree as follows:

1	Definitions and Interpretation

“Affiliate”	means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant Party. “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the relevant Party.

“Agreement”	means this agreement incorporating all Appendices, as amended from time to time by written agreement of the Parties.

“Applicable Laws”	means all relevant U.S. and European Union federal, state and local laws, statutes, rules, and regulations which are applicable to a Party’s activities hereunder, including, without limitation, the applicable regulations and guidelines of any Governmental Authority and all applicable cGMP together with amendments thereto.

“Approval”	means the approval by the FDA or EMA to market and sell Product manufactured at the Facility in the United States or the European Union, respectively.

“Background Intellectual Property” means any Intellectual Property either (i) owned or controlled by a Party prior to the Effective Date or (ii) developed or acquired by a Party independently from the performance of the

CONFIDENTIAL

Services hereunder during the Term of this Agreement. Customer’s Background Intellectual Property existing as of the Effective Date to be provided to Lonza under this Agreement is set forth in Appendix H.

“Batch”	means the Product derived from a single run of the Manufacturing Process at a 2000 L working volume.

“Building”	means the existing building located at […***…], Portsmouth, NH or such other building as may be agreed by the Parties.

“CapEx” or “CapEx Amount”	means the estimate of the capital cost expected to be incurred by Lonza to construct the Facility, as updated by Lonza […***…], excluding the […***…] and the […***…], which costs will be […***…].

“Capital Equipment”	means those certain pieces of equipment described in the Detailed Design or a Project Plan used to produce the Product that are purchased by Customer or for which Customer reimburses Lonza, including, without limitation, the related documentation regarding the design, validation, operation, calibration and maintenance of such equipment.

“Certificate of Analysis”	means a document prepared by Lonza listing tests performed by Lonza or approved External Laboratories, the Specifications and test results with respect to a Batch and such other information and certifications as are required to be in such document pursuant to the Quality Agreement.

“cGMP”	means those laws and regulations applicable in the U.S. and Europe, relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC. For the avoidance of doubt, Lonza’s operational quality standards are defined in internal cGMP policy documents.

***Confidential Treatment Requested

CONFIDENTIAL

“cGMP Batch”	means a Batch that is required under the applicable Project Plan or Purchase Order to be manufactured in accordance with cGMP.

“Change”	means any change to the Services or pricing incorporated into a written amendment to the Agreement in accordance with Clause 16.3 or effected in accordance with the Quality Agreement.

“Commencement Date”	means the date of removal of the vial of cells from frozen storage for the production of a Batch.

“Conceptual Study”	means the study prepared by Lonza pursuant to a statement of work under the Clinical Agreement executed April 24, 2014.

“Confidential Information”	means Customer Information and/or Lonza Information, as the context requires.

“Construction Trigger”	has the meaning set forth in Clause 2.6.

“Customer Information”	means all information that is proprietary to Customer or an Affiliate of Customer or that is maintained in confidence by Customer or any Affiliate of Customer and that is disclosed by Customer or any Affiliate of Customer to Lonza under or in connection with this Agreement, including, without limitation, any and all Customer business plans, know-how and trade secrets, and any materials supplied by Customer to Lonza in accordance with any Project Plan.

“Customer Materials”	means any Raw Materials, components of Product, or other materials of any nature provided by Customer.

“Customer Withdrawal”	means a good faith determination by the Customer’s board of directors, as a result of regulatory, safety and/or efficacy concerns regarding the Product, to cease and refrain from development and promotion of the Product and not to seek marketing approvals therefor, followed by a public announcement by Customer’s management that Customer has decided to permanently cease and refrain from developing and promoting the Product.

“Dedicated Production Line”	means a production line consisting of all rooms used for Product manufacturing that are personnel accessed from the supply or return corridor of the Facility that, during the term of this Agreement, unless otherwise agreed, will

CONFIDENTIAL

be used only for Services provided under this Agreement.

“Deliver” or “Delivery”	means availability of Product for pick up by the applicable carrier at the Facility for shipment to Customer.

“Delivery Date”	means, with respect to any cGMP Batch, the date of Delivery of such cGMP Batch.

“Detailed Design”	means the detailed design for the Facility which Lonza has commissioned pursuant to a Project Plan hereunder.

“Downstream Materials”	means chromatography resins and media, anion exchange filter membranes, and UF membranes intended to refine or purify the Product, as specified in the Master Batch Record.

“Downstream Material Handling Fees”	means a fee payable on each order of Downstream Materials equal to […***…] percent ([…***…]%) of the acquisition cost of such Downstream Materials by Lonza that is charged to the Customer in addition to the cost of such Downstream Materials.

“EMA”	means the European Medicines Agency, or any successor agency thereto.

“Engineering Batch”	means a Batch that is intended to demonstrate the transfer of the Manufacturing Process to the Dedicated Production Line and the Facility.

“Engineering Run Phase”	means the period following Facility OQ, during which Lonza will complete Engineering Runs, and which period will end when […***…] ([…***…]) Engineering Batches have been successfully manufactured according to Specifications at the Facility, unless such period is deemed completed earlier in accordance with Clause 3.4.

“Escrow Account”	means an account with Escrow Agent, intended to secure payment of […***…], and to facilitate […***…], in accordance with the Escrow Agreement.

“Escrow Agent”	means […***…] or such other reputable U.S. financial institution offering escrow services as may be mutually agreed by the Parties.

***Confidential Treatment Requested

CONFIDENTIAL

“Escrow Agreement”	means a three-party escrow agreement among Customer, Lonza and Escrow Agent in substantially the form attached as Appendix E, which will […***…].

“External Laboratories”	means any Third Party instructed by Lonza, with Customer’s prior consent, which is to conduct activities required to complete the Services.

“Facility”	means a commercial scale viral production facility to be constructed by Lonza in the Building or such other Lonza facility as may be agreed upon by the Parties.

“Facility Mechanical Completion”	means that all equipment and mechanical systems necessary to produce up to […***…] Batches per year at the Facility have been installed but have not been commissioned.

“Facility OQ”	means all equipment and mechanical systems necessary to produce up to […***…] Batches per year at the Facility have been commissioned and operationally qualified.

“FDA”	means the United States Food and Drug Administration, or any successor agency thereto.

“First Approval”	means the first Approval of Product in the U.S. or Europe.

“Governmental Authority”	means any Regulatory Authority and any national, multi-national, regional, state or local regulatory agency, department, bureau, or other governmental entity in the U.S. or European Union.

“Intellectual Property”	means (i) inventions (whether or not patentable), patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered, (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing clause (i), and (iii) and all rights and applications that are similar or equivalent to the rights and application described in the foregoing clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.

***Confidential Treatment Requested

CONFIDENTIAL

“Lonza Information”	means all information that is proprietary to Lonza or any Affiliate of Lonza or that is maintained in confidence by Lonza or any Affiliate of Lonza and that is disclosed by Lonza or any Affiliate of Lonza to Customer under or in connection with this Agreement, including without limitation, any and all Lonza business plans, know-how and trade secrets.

“Lonza Responsibility”	means, in the case of any non-conformity of a Batch to the Product Warranty, that such non-conformity: (a) is primarily attributable to Lonza’s breach of its obligations hereunder or Lonza’s negligence or intentional misconduct; or (b) results from a critical failure at the Facility or in the performance of the Manufacturing Process or the equipment used to manufacture Product that, in each case, is primarily attributable to Lonza’s breach of its obligations hereunder or Lonza’s negligence or intentional misconduct.

“Manufacturing Process”	means the production process for the manufacture of Product, as such process may be improved or modified from time to time by agreement of the Parties in writing.

“Master Batch Record”	means the document, proposed by Lonza and approved by Customer, which defines the manufacturing methods, test methods and other procedures, directions and controls associated with the manufacture and testing of Product.

“Maximum Capacity”	means with respect to the Dedicated Production Line, the maximum number of Batches that can be produced in any 12-month period (assuming overlapping consecutive runs after process validation), which, unless otherwise mutually agreed by the Parties in writing, shall be:

(a) […***…] Batches during the period from completion of the last Process Validation Batch until the earlier of (i) the […***…] anniversary of First Approval and (ii) expiration of the […***…] Request Period (as defined in Clause 9.2);

(b) […***…] Batches during the period from expiration of the […***…] Request Period until the earlier of (i) the […***…] anniversary of First Approval and (ii) expiration of the […***…] Request Period (as defined in Clause 9.2)

(c) […***…] Batches during the period from expiration of the […***…] Request Period until the […***…] anniversary of First Approval;

***Confidential Treatment Requested

CONFIDENTIAL

in each case, subject to: (x) pro rata adjustment for any 12-month period during which the Batch production level increases or decreases as described in Clause 3.3; and (y) reduction in the event of Customer’s exercise of its right to decrease the Batch production level in accordance with Clause 3.3.6.

“Measurement Period”	means a period of 12 calendar months beginning on the first day of the calendar month following: (i) with respect to the initial Measurement Period, Release of the final Validation Batch; and (ii) with respect to subsequent Measurement Periods, (A) the end of the Target Fulfillment Period with respect to the previous Measurement Period if the Minimum Production Target was not met for such previous Measurement Period, otherwise, (B) the end of the previous Measurement Period.

“Measurement Period Notice”	has the meaning given in Clause 9.9.1.

“Minimum Production Rate”	has the meaning given in Appendix D.

“Minimum Production Target”	has the meaning given in Appendix D.

“Monthly […***…] Fee”	has the meaning given in Clause 9.2.

“Monthly […***…] Fee”	has the meaning given in Clause 9.2.

“New Customer Intellectual Property”	has the meaning given in Clause 10.2.

“New General Application Intellectual Property”	has the meaning given in Clause 10.3.

“Operational Failure”	means the suspension by Lonza of production of Product for more than […***…] ([…***…]) days due to the occurrence of a failure at the Facility or in the equipment used to the manufacture Product (and which failure is not attributable to […***…]) at any time following the Engineering Run Phase. Operational Failure would include, without limitation, such a suspension by Lonza due to […***…].

“PAI”	means Pre-Approval Inspection as defined by the FDA or EMA.

“Party”	means each of Lonza and Customer and, together, the “Parties”.

***Confidential Treatment Requested

CONFIDENTIAL

“Persistent Supply Failure”	means: (i) an Operational Failure exists and has existed for a period of […***…] ([…***…]) consecutive calendar months; or (ii) a Target Fulfillment Period is ongoing and has been ongoing for at least […***…] ([…***…]) calendar months.

“Process Validation Batch”	means a Batch that is produced with the intent to show reproducibility of the Manufacturing Process and is required to complete process validation studies.

“Product”	means Customer’s proprietary AAV1/SERCA2a drug substance, an adenovirus-associated virus based vector containing the expression cassette for SERCA2a product.

“Product Warranty”	has the meaning provided in Clause 11.1.2.

“Production Clean Room”	means a clean room intended for use in cell culture, production of viral product, viral purification and/or non-viral purification.

“Project Plan”	means the plan(s) describing the Services to be performed by Lonza under this Agreement, including any update and amendment of such plans to which the Parties may agree from time to time. The initial Project Plan(s) are attached hereto as Appendix A.

“Purchase Order”	means a purchase order submitted by Customer in accordance with Clause 7.2 (to the extent consistent with Forecasts delivered by Customer pursuant to Clause 7.1) for one or more cGMP Batches.

“Quality Agreement”	means the quality agreement to be mutually agreed by the Parties before commencement of cGMP manufacturing and to be attached hereto as Appendix F (which will be incorporated herein by reference), and that will set out the responsibilities of the Parties in relation to quality as required for compliance with cGMP.

“Raw Materials”	means all ingredients, reagents, solvents, any other components of the Product as well as consumables and wearables, required to perform the Manufacturing Process or Services set forth in the bill of materials detailing the same (including Downstream Materials).

“Raw Materials Fee”	means the procurement and handling fee of […***…] percent ([…***…]%) of the acquisition cost of Raw Materials by Lonza that is charged to the Customer in addition to the cost of such Raw Materials, except for Downstream Materials

***Confidential Treatment Requested

CONFIDENTIAL

which will be subject to the Downstream Materials Handling Fee.

“Regulatory Authority”	means the FDA, EMA and any other similar regulatory authorities as may be agreed upon in writing by the Parties.

“Release”	means, with respect to any cGMP Batch, the release of such cGMP Batch by Lonza Quality Assurance in accordance with the Quality Agreement.

“Reservation Period”	means, collectively, the Initial Reservation Period (as defined in Clause 2.1) and the extension period(s) for which Customer pays the applicable extension fee pursuant to Clauses 2.2, 2.3 and/or 2.4.

“Services”	means all or any part of the services to be performed by Lonza under this Agreement (including, without limitation, process and analytical method transfer, facility construction, process validation, clinical and commercial manufacturing, as well as quality control and quality assurance activities), particulars of which are set out in a Project Plan and Purchase Orders, Master Batch Records or Quality Agreement, as applicable.

“Shared Resources”	means any system, material, input, output, service or resource within the Building or Facility or associated with the Services, which is not exclusively dedicated to the Product or the Manufacturing Process hereunder. By way of illustration, Shared Resources include but are not limited to: quality control laboratories, manufacturing sciences laboratories, office/administration space, electricity, WFI water, disposal, buffer preparation, security, site IT, process controls, DeltaV systems, shipping/receiving, storage, and raw material handling.

“Specifications”	means the specifications of the Product to be mutually agreed by the Parties before commencement of the production run for the first Engineering Batch and to be attached hereto as Appendix B (which will be incorporated herein by reference), which may be amended from time to time in accordance with this Agreement.

“Target Fulfillment Period”	means with respect to any Measurement Period for which the applicable Minimum Production Target has not been met, a period of

CONFIDENTIAL

consecutive calendar months following such Measurement Period, during which Lonza will continue to manufacture Batches until it has successfully made and Delivered additional Batches ([…***…]) that, together with Batches successfully made and Delivered during such Measurement Period ([…***…]), achieve a Minimum Production Rate that meets the Minimum Production Target for such Measurement Period. Each Target Fulfillment Period will end on the last day of the calendar month in which manufacturing and Delivery of such additional Batches is completed.

“Term”	has the meaning given in Clause 14.1.

“Third Party”	means any party other than Customer, Lonza and their respective Affiliates.

In this Agreement references to the Parties are to the Parties to this Agreement, headings are used for convenience only and do not affect its interpretation, references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision, references to the singular include the plural and vice versa, and references to the word “including” are to be construed without limitation.

2	Reservation Period and Construction Trigger

2.1	Initial Reservation Period. On or before the third (3rd) business day after the Effective Date, Customer shall pay Lonza a non-refundable reservation fee for the period beginning on the Effective Date and ending on […***…] (the “Initial Reservation Period”) of $1,000,000 (the “[…***…] Reservation Fee”). In the event Customer fails to timely pay the 2014 Reservation Fee, this Agreement will automatically terminate as of 11:59 pm on the fifth (5th) business day following the Effective Date.

2.2	First Extension of Reservation Period. If Customer has not exercised the Construction Trigger by […***…], Customer shall have the right, in its sole discretion, to extend the Reservation Period by an additional […***…] ([…***…]) months to […***…] upon notice to Lonza by […***…] along with payment of a non-refundable reservation extension fee of an additional $[…***…] (the “First Extension Fee”).

2.3	Second Extension of Reservation Period. If Customer has not exercised the Construction Trigger by […***…], Customer shall have the right, in its sole discretion, to extend the Reservation Period by an additional […***…] ([…***…]) months to […***…] upon notice to Lonza by […***…] along with payment of a non-refundable reservation extension fee of an additional $[…***…] (the “Second Extension Fee”).

***Confidential Treatment Requested

CONFIDENTIAL

2.4	Third Extension of Reservation Period. If Customer has not exercised the Construction Trigger by […***…], Customer shall have the right, in its sole discretion, to extend the Reservation Period by an additional […***…] ([…***…]) months to […***…] upon notice to Lonza given by […***…] along with payment of a non-refundable reservation extension fee of an additional $[…***…] (the “Third Extension Fee”).

2.5	Credit for Extension Fees. If Customer exercises the Construction Trigger in accordance with Clause 2.6, Customer shall be entitled to a credit towards future Milestone Payments and pre-construction activities set forth in Appendix A-2 in an amount equal to the sum of the following: (a) if Customer paid the First Extension Fee prior to exercise of the Construction Trigger, […***…]% of the First Extension Fee ($[…***…]); (b) if Customer paid the Second Extension Fee prior to exercise of the Construction Trigger, […***…]% of the Second Extension Fee ($[…***…]); and (c) if Customer paid the Third Extension Fee prior to exercise of the Construction Trigger, […***…]% of the Third Extension Fee ($[…***…]).

2.6	Construction Trigger. Customer shall have the right, exercisable by written notice to Lonza delivered at any time during the Reservation Period, but not prior to completion of the Detailed Design, to require Lonza to commence construction of the Facility as described in Clause 3.2 (the “Construction Trigger”). Within five (5) business days following Customer’s exercise of the Construction Trigger:

2.6.1	Lonza shall purchase directly from Customer a number of shares of Customer’s common stock equal to the lesser of (i) that number of shares having an aggregate purchase price equal to, as closely as possible without exceeding based on the Per Share Purchase Price, $10,000,000 at the Per Share Purchase Price and (ii) one share less than the lowest number of shares that would exceed the lower of the Nasdaq Share Caps. The foregoing sale and purchase of Customer’s shares of common stock shall be made pursuant to a Common Stock Purchase Agreement in substantially the form attached hereto as Appendix G, which shall be entered into by the Parties on or before the third (3rd) business day following the date on which the Construction Trigger is exercised.

For purposes of this Clause 2.6.1:

(a)	“Nasdaq 20% Issuance Cap” means, if the Per Share Purchase Price is less than the greater of book or market value of Customer’s common stock on the date the Construction Trigger is exercised, the number of shares that would result in the issuance of more than 19.99% of Customer’s outstanding common stock as of immediately before the issuance (in each case, as calculated in accordance with the rules and guidance of The NASDAQ Global Market).

(b)	“Nasdaq Change of Control Cap” means the number of shares that would result in Lonza beneficially owning, immediately following the issuance of Customer’s common stock contemplated by the initial paragraph of this Clause 2.6.1, in excess of 19.99% of the outstanding common stock or voting power of Customer (as calculated in accordance with the rules and guidance of The NASDAQ Global Market).

***Confidential Treatment Requested

CONFIDENTIAL

(c)	“Nasdaq Share Caps” means, collectively, the Nasdaq 20% Issuance Cap and the Nasdaq Change of Control Cap.

(d)	“Per Share Purchase Price” means a price per share that is equal to the average of the Volume Weighted Average Prices per share of Customer’s common stock for the […***…] trading days immediately preceding the date on which Customer exercises the Construction Trigger.

(e)	“Volume Weighted Average Price” means the volume weighted average sale price of Customer’s common stock on The Nasdaq Global Market (without regard to after-hours trading or any other trading outside of the regular trading hours) as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service agreed upon in writing by the Parties.

2.6.2	Lonza, Customer and the Escrow Agent shall execute and deliver the Escrow Agreement; and

2.6.3	subject to execution of the Escrow Agreement, Customer […***…] to the […***…] ($[…***…]); provided, that Customer may in any event delay deposit of such additional […***…] dollars ($[…***…]) for up to […***…] ([…***…]) days after the date on which the Construction Trigger is exercised.

2.6.4	If Customer executes the Agreement and simultaneously exercises the Construction Trigger, the reservation and extension fees described in this Clause 2 shall not apply.

3	Performance of Services

3.1	Performance of Services Generally. Following exercise of the Construction Trigger, and subject to completion of the transactions described in Clauses 2.6.1 through 2.6.3, Lonza shall itself and through its Affiliates:

3.1.1	use commercially reasonable efforts to perform the Services under each Project Plan in accordance with the terms and conditions of this Agreement on the estimated timelines as set forth in the applicable Project Plan; and

3.1.2	use commercially reasonable efforts to manufacture cGMP Batches under Purchase Orders in accordance with the terms and conditions of this Agreement on the production schedules delivered by Lonza to Customer pursuant to this Agreement.

Lonza shall be entitled to have one or more of its Affiliates perform any of Lonza’s obligations contained in this Agreement. Lonza shall remain fully responsible for its Affiliates’ performance of all obligations delegated to Affiliates. Lonza shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform the Services in accordance with this Agreement. Lonza may subcontract or delegate any of its rights or obligations under this Agreement to perform the Services to Third Party subcontractors with Customer’s prior written consent, which shall not be unreasonably withheld or delayed; provided, that Lonza shall be responsible for the acts or omissions of such Third Party subcontractors.

***Confidential Treatment Requested

CONFIDENTIAL

Notwithstanding the foregoing, Lonza shall not be responsible for erroneous results of analytical lab services performed by External Laboratories approved by Customer.

3.2	Facility Construction and Technology Transfer.

3.2.1	Within […***…] ([…***…]) days after the Construction Trigger (subject to completion of the transactions described in Clause 2.6), Lonza will initiate construction of the Facility within the Building.

3.2.2	Lonza will use reasonable efforts to initiate pre-construction activities as described in the applicable Project Plan prior to exercise of the Construction Trigger to enable construction to be initiated on the schedule described in Clause 3.2.1.

3.2.3	Thereafter, Lonza will undertake the construction of the Facility (including a Dedicated Production Line and Shared Resources), in accordance with the Detailed Design and Lonza procedures and policies, and use commercially reasonable efforts to complete such construction on the estimated timeline for construction of the Facility attached hereto as Appendix C.

3.2.4	The estimated […***…] is or will be described in the […***…] (such total estimated […***…] is referred to herein as the “CapEx Amount” or “CapEx”). Lonza shall provide […***…] for […***…], to the extent described in the […***…], and Lonza (or its Affiliate, in Lonza’s sole discretion) shall […***…], including the […***…] and […***…] in connection with the performance of the Services and operation of the Dedicated Production Line. Any mutually-agreed changes to the scope of the […***…] shall be […***…].

3.2.5	Lonza shall transfer the Manufacturing Process to the Facility, including implementing the technology transfer plan set forth in the applicable Project Plan. Customer shall provide reasonable assistance and support to Lonza in implementing such technology transfer as reasonably requested by Lonza.

3.2.6	Any Capital Equipment required for the performance of the Services but not included in the Detailed Design shall be acquired on terms to be agreed by the Parties prior to commencement of the relevant Services.

3.3	Production Level

3.3.1	Start-Up and Initial Staffing. Lonza shall perform the Facility commissioning and start up to include the recruitment and training of qualified personnel required to operate the Dedicated Production Line and perform the Services at the Facility. Lonza shall initially recruit and train sufficient staff at the Facility to perform the initial shake down runs and the process validation/conformance lots through Release of the final Validation Batch.

***Confidential Treatment Requested

CONFIDENTIAL

3.3.2	Staffing Generally. Lonza shall staff the Facility consistent with the staffing schedules provided to Customer following commencement of the first Measurement Period.

3.3.3	[…***…]-Batch Production Level. Upon Release of the final Validation Batch, Lonza shall have recruited and trained sufficient staff at the Facility to supply up to […***…] Batches per year (assuming overlapping consecutive runs after process validation).

3.3.4	[…***…]-Batch Production Level. Customer may request to increase the production level of the Facility to be able to supply up to […***…] Batches per year (assuming overlapping consecutive runs after process validation) (“[…***…] Batch Request”). Lonza agrees to be up to the […***…] Batch/year production level within […***…] months following the date of Customer’s […***…] Batch Request.

3.3.5	[…***…]-Batch Production Level. Customer may request to increase the production level of the Facility to be able to supply up to […***…] Batches per year (assuming overlapping consecutive runs after process validation) (“[…***…] Batch Request”). Lonza agrees to be up to the […***…] Batch/year production level within […***…] months following the date of Customer’s […***…] Batch Request.

3.3.6	Decreasing Production Level. Customer may request to decrease the production level (and associated monthly suite fee) from […***…] Batches/year to […***…] Batches/year or from […***…] Batches/year to […***…] Batch/year by giving Lonza […***…] months’ notice; provided that […***…].

3.3.7	Other Production Level Changes. In the event Customer desires to change the production level otherwise than according to the above provisions, both parties agree to negotiate timings and monthly suite fees in good faith, provided that the timing of achieving production rates (ramp up or down) and monthly suite fees will be based on the foregoing provisions and Clause.

3.3.8	Dedicated Production Line; Other Clean Rooms. During the Term, Lonza will not use the Dedicated Production Line except to provide Services hereunder. Lonza may, at its own expense, build-out and operate additional Production Clean Rooms within the Building for use in providing services to customers other than Customer, provided that Lonza shall at all times ensure that any such build-out does not impair Lonza’s ability to comply with its obligations hereunder. If at any time during the Term, Lonza desires to expand the Building or production areas within the Building beyond what is otherwise agreed with Customer under this Agreement, Lonza shall give prompt notice thereof to Customer, and the parties shall discuss in good faith regarding Customer becoming an exclusive or non-exclusive customer with respect to production areas to be included in such expansion.

3.4

Engineering Batches. Following completion of Facility construction, commissioning and startup, Lonza shall manufacture Engineering Batches until it has completed […***…] ([…***…]) successful Engineering Batches, in compliance with cGMP and

***Confidential Treatment Requested

CONFIDENTIAL

Specifications, unless the parties mutually agree that a lesser number of successful Engineering Batches has sufficiently demonstrated that the Manufacturing Process has been successfully transferred to the Facility and can be operated therein in compliance with cGMP. Customer shall have the right to make whatever further use of the non-cGMP Engineering Batches as it shall determine, provided that such use is not for human use and does not violate any Applicable Laws. Lonza makes no warranty that Engineering Batches will meet cGMP or the Specifications. If Lonza determines that an Engineering Batch does meet cGMP and the Specifications, it will release such Engineering Batch as a cGMP Batch. Regardless of whether any Engineering Batch meets cGMP or the Specifications, Customer shall pay to Lonza the Raw Materials Fee associated with such Engineering Batches.

3.5	cGMP Batches. Lonza will, in accordance with the terms of this Agreement and Quality Agreement, manufacture at the Facility and Release to Customer, cGMP Batches that comply with the Manufacturing Process, cGMP and the Specifications, together with a Certificate of Analysis; provided, however, that cGMP manufacture shall not commence until Lonza has completed the Engineering Batches described in Clause 3.4. Prior to commencement of cGMP manufacturing, the Steering Committee shall review the process assumptions. In the event that there is a material difference in the process assumptions as compared with the process results demonstrated during the manufacture of Engineering Batches, the Parties shall meet to discuss in good faith a revision to the fee structure hereunder to reflect such difference. Any such revision would be effective only upon execution by the Parties of a written amendment to this Agreement on mutually acceptable terms.

3.6	Process Validation Batches. Lonza shall manufacture and deliver Process Validation Batches as mutually agreed by Parties sufficient to document the operability and reproducibility of the Manufacturing Process and permit the Parties to complete and file the necessary regulatory documents.

3.6.1	Prior to commencement of Process Validation Batches, Lonza and Customer shall agree a process validation plan identifying the validation requirements of the Manufacturing Process. Certain process validation activities, other than manufacture of Process Validation Batches, may be excluded from the monthly suite fee structure hereunder and shall be paid for by the Customer at the price set out in the applicable Project Plan.

3.6.2	Any regulatory support activities (including pre-Approval inspection) required and agreed to by Customer to support the Approval of the Product from the Facility shall be performed and supported by Lonza as reasonably requested by Customer. All such regulatory support activities are excluded from the monthly suite fee structure, shall be approved by the Customer in advance, and shall be paid for by the Customer at the price set out in the applicable Project Plan.

3.7

Supply of Customer Information and Customer Materials. Customer shall supply to Lonza all Customer Information and Customer Materials and other information or materials that may be reasonably required by Lonza to perform the Services other than such information and materials that are in the possession of Lonza Houston, Inc. Lonza shall not be responsible for any delays arising out of Customer’s failure to provide such Customer Information, Customer Materials, or other information or materials reasonably required to perform the Services to Lonza, and Customer shall be responsible for all additional costs and expenses arising out of such delay,

CONFIDENTIAL

excluding any idle Facility capacity costs (which the Parties acknowledge is already factored into the monthly suite fees under this Agreement).

3.8	Raw Materials. Lonza shall procure all required Raw Materials as well as consumables other than those Raw Materials that are Customer Materials. Safety stock quantities of Raw Materials as well as Downstream Materials will be mutually agreed between Lonza and Customer and will be purchased at Customer’s expense and invoiced when ordered (acquisition cost plus applicable handling fees). Customer shall be responsible for payment for all Raw Materials and Downstream Materials ordered or irrevocably committed to be procured by Lonza hereunder. Upon cancellation of any Batch or termination of the Agreement, all unused Raw Materials shall be paid for by Customer within thirty (30) days of invoice and at Customer’s option will either be (a) held by Lonza for future use for the production of Product, (b) delivered to Customer, (c) returned to the supplier, to the extent permitted by the supplier, or (d) disposed of by Lonza. Lonza will credit Customer for any credits received by Lonza in connection with the return of Raw Materials to the supplier.

4	Project Management / Steering Committee

4.1	Project Plans. With respect to a new project to be governed by this Agreement, a new Project Plan shall be added by agreement in a writing signed by the Parties and appended to Appendix A. Each Project Plan shall include a description of the Services to be provided, the Product to be manufactured, Specifications, a schedule for completion of the Project Plan, pricing details (if not already covered by the fee structure under this Agreement), and such other information as is necessary for relevant Services. The Parties shall discuss and reach mutual agreement on the budget for such Project Plan, including agreement with respect to the amount of such costs that are already covered by the fee structure under this Agreement. In the event of a conflict between the terms of a Project Plan and this Agreement, the terms of this Agreement will govern. Each Party shall at all times exercise good faith and be commercially reasonable in negotiating Project Plans.

4.2	Project Management; Dispute Resolution. With respect to each Project Plan, each party will appoint a project manager who will be the party responsible for overseeing the Project Plan. The project managers designated by each party will first attempt to resolve any disputes within […***…]. If the project managers are unable to do so, then the dispute will be elevated to the Steering Committee.

4.3	Steering Committee. Each Party shall name a mutually agreed upon equal number of senior management representatives for the Steering Committee, which shall meet at least quarterly, with one of such meetings each calendar year to be held at a Lonza site located in the U.S. and one of such meetings each calendar year to be held at Customer’s site, or as otherwise mutually agreed by the Parties. In the event that Customer grants a Third Party any license or rights to Product in the U.S. or the European Union, then subject to execution of an appropriate confidentiality agreement between such Third Party and Lonza, Customer may, but need not, permit such Third Party to be represented on the Steering Committee or to participate in Steering Committee meetings as a non-voting participant, at Customer’s sole discretion. In the event that a Steering Committee is unable to resolve any dispute within […***…], then such dispute shall be escalated to a senior executive of each of Customer and Lonza for attempted resolution. If such senior executives are unable to resolve such dispute within […***…] of such escalation, then either party may pursue any and all remedies available at law or in equity.

***Confidential Treatment Requested

CONFIDENTIAL

The primary function of the Steering Committee is to ensure the ongoing communication between the Parties (including, without limitation, ongoing disclosure by Lonza to Customer regarding the status and progress of development of the Detailed Design, any anticipated changes or updates to the […***…], and the estimated timing of Facility Mechanical Completion and Facility OQ) and discuss and resolve any issues arising under this Agreement. In addition to the primary function described above, the Steering Committee shall also take on the following responsibilities:

4.3.1	discuss and seek resolution of issues around management of the Services, including without limitation the ability and availability of Facility staff to perform non-manufacturing Services included in Project Plans hereunder;

4.3.2	monitor deadlines and milestones for the Services; and

4.3.3	discuss and recommend any changes to the Services (although such changes will not take effect until they have been incorporated into a written amendment to the Project Plan which has been signed by the Parties).

4.4	Person in Plant. Beginning […***…] Batch in the Facility, Customer shall be permitted to have, […***…] ([…***…]) employees in the clean rooms included in the Dedicated Production Line as reasonably requested by Customer, for the purpose of observing, reporting on, and consulting as to the performance of the Services. Such employees shall be subject to and agree to abide by Lonza’s customary practices and operating procedures regarding persons in plant, and such employees agree to comply with all instructions of Lonza’s employees at the Facility.

5	Quality

5.1	Responsibility for quality assurance and quality control of Product shall be allocated between Customer and Lonza as set forth in the Quality Agreement and in Lonza standard operating procedures. If there is a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of the Quality Agreement shall control with respect to matters related to coordinating Product quality control and quality assurance activities, and this Agreement shall prevail in all other cases. If the Quality Agreement is not in place at the Effective Date, Lonza and Customer commit to enter into the Quality Agreement in a timely manner, but in no event later than the commencement of cGMP manufacturing.

5.2	For clarity and without limiting any corresponding obligations in the Quality Agreement, Lonza shall provide prompt written notice to Customer upon receipt from any Governmental Authority of a warning letter or consent decree with respect to the Facility.

5.3	Provisions regarding inspections by Regulatory Authorities and audits shall be set out in the Quality Agreement.

6	Insurance

6.1	Each Party shall, during the Term and for five (5) years after delivery of the last Product manufactured or Services provided under this Agreement, obtain and

***Confidential Treatment Requested

CONFIDENTIAL

maintain at its own cost and expense from a qualified insurance company, insurance coverage in the following amounts:

6.1.1	with respect to Lonza, comprehensive general liability insurance including, but not limited to product liability coverage in the amount of at least […***…] ([…***…]) […***…] dollars per claim and in the aggregate; and

6.1.2	with respect to Customer, at least (a) […***…] ([…***…])[…***…] dollars per occurrence and in the aggregate of product liability insurance and (b) at least […***…] ([…***…]) million dollars per occurrence and […***…] ([…***…]) million dollars in the aggregate of general liability (non-product liability) insurance.

6.2	In addition, if Customer exercises the Construction Trigger, then (a) Lonza shall promptly, but in any event within thirty (30) days following the date of Construction Trigger, obtain and maintain for the duration of the construction at its own cost and expense from a qualified insurance company, a builder’s risk policy on the Facility in an amount equal to at least the […***…]; and (b) upon Facility OQ and for the remainder of the Term, Lonza shall obtain and maintain at its own cost and expense from a qualified insurance company, property coverage on the Facility, in an amount equal to at least […***…]. In the event that, as a result of Force Majeure, the Facility is damaged but repairable, then, unless otherwise mutually agreed by the Parties in writing, all insurance proceeds from the applicable policy shall be used for repair (and further construction, if applicable) of the Facility. In the event that, as a result of Force Majeure, the Facility is destroyed, or damaged to such an extent that construction of a new facility would be required, then:

6.2.1	if the Parties mutually agree in writing to construct a new facility, all insurance proceeds from the applicable policy shall be applied to such construction; and

6.2.2	if the Parties do not mutually agree in writing to construct a new facility, then the insurance proceeds from the applicable policy shall be allocated as follows:

(a)	if Lonza’s total […***…] as of the date of the Force Majeure event exceed the aggregate milestones paid to Lonza from the Escrow Account to such date, the proceeds will be used first, to reimburse Lonza for the amount of such excess, and second, to reimburse Customer for the aggregate milestones […***…] to such date, and any remaining proceeds will be retained by Lonza.

(b)	if the aggregate milestones paid to Lonza from the Escrow Account to such date exceed Lonza’s […***…] as of the date of the Force Majeure event, the proceeds will be used first to reimburse Customer for the […***…] to such date, and any remaining proceeds will be retained by Lonza.

6.3

The foregoing provisions of this Clause 6.2 are in addition to any termination right that Customer may have under Clause 15.1 as a result of such Force Majeure event. Each Party shall ensure that the other Party is named as an additional insured or loss

***Confidential Treatment Requested

CONFIDENTIAL

payee, as applicable, on such insurance and provide the respective other Party with a certificate of such insurance upon reasonable request.

6.4	If Customer exercises the Construction Trigger, Lonza shall, within thirty (30) days following the date of Construction Trigger, provide Customer with a worker’s compensation certificate containing a waiver of subrogation in favor of Customer and proof of auto liability coverage, and shall update such coverage as additional FTEs are assigned to the projects covered by Project Plans.

7	Forecasting, Ordering and Cancellation

7.1	Forecasting. No later than the first (1st) day of each calendar quarter, Customer shall supply Lonza with a written forecast showing Customer’s good faith estimated quarterly requirements for Batches for the following […***…] ([…***…]) month period (the “Forecast”), which in no event shall exceed the Maximum Capacity for any calendar year. No later than […***…] ([…***…]) business days following Lonza’s receipt of a Forecast, Lonza shall provide Customer with an estimated production schedule showing the estimated Commencement Date and Release date of each Batch. The forecast given in this Clause 7.1 shall not be binding on Customer or Lonza, except that Customer shall submit orders for Batches scheduled to commence within the first […***…] ([…***…]) months of each Forecast in order ensure that Raw Materials can be ordered in a timely manner.

7.2	Purchase Orders/Schedule. Each Purchase Order must be submitted at least […***…] ([…***…]) months prior to the earliest Commencement Date of the Batches covered by such Purchase Order (as estimated by Lonza pursuant to Clause 7.1).

7.3	Shortfall Notice. If at any time during any calendar year following commencement of cGMP manufacture of Product at the Facility, Lonza believes that it will be unable to Deliver in such calendar year the number of Batches ordered by Customer for Delivery during such calendar year, Lonza shall promptly provide written notice thereof to Customer, which notice shall include (i) the number of Batches that Lonza believes it will be unable to Deliver, (ii) the reasons for Lonza’s inability to deliver such number of Batches and (iii) Lonza’s anticipated timeline for being able to deliver such number of Batches (such notice, a “Shortfall Notice”). Following delivery of a Shortfall Notice, Lonza shall be obligated to provide written notice(s) to Customer promptly in the event there are subsequent changes in the details covered by a particular Shortfall Notice (e.g., if Lonza subsequently learns that it will be able to Deliver more or less Batches than previously described in the Shortfall Notice or any prior update notice, or if Lonza’s anticipated timelines for curing such shortfall change). For clarity, the provisions of this Clause 7.3 and Clause 7.4 and other provisions relating to mechanisms addressing Lonza’s inability to Deliver Batches set forth in Purchase Orders under this Agreement shall not limit or otherwise affect Lonza’s obligations to continue efforts to manufacture and Deliver Products in accordance with Clause 3.1 of this Agreement.

7.4	Minimum Quantity.

7.4.1	Subject to Clause 7.4.2, during each calendar year after commencement of cGMP manufacture of Product at the Facility during which Customer is paying less than the Monthly […***…] Fee (other than due to reduction of monthly suite fees as provided under Clause 9.9 of this Agreement), Customer will place orders hereunder for Batches comprising not less than […***…]% of the world-wide Product requirements of Customer and its strategic partners

***Confidential Treatment Requested

CONFIDENTIAL

and licensees. Notwithstanding the foregoing, in the event Customer desires Product sooner than Lonza is able to supply it under this Agreement Customer shall have the right to purchase and obtain Products from Third Party suppliers until cGMP manufacture of Product commences at the Facility up to the quantities reasonably necessary for Customer to obtain during such period, and Customer shall notify Lonza in writing of the quantities it orders from such Third Party suppliers.

7.4.2	If at any time during any calendar year following commencement of cGMP manufacture of Product at the Facility, Lonza provides a Shortfall Notice to Customer or Lonza does not Deliver in such calendar year the number of Batches ordered by Customer for Delivery during such calendar year, whichever occurs first, then immediately upon the occurrence of such event, notwithstanding Clause 7.4.1, Customer shall have the right to order and have supplied from any Third Party (a) that number of Batches that Lonza is unable to Deliver (or so indicates in a Shortfall Notice or update thereto) (the “Shortfall”); and (b) that number of Batches equal to the product of (i) Customer’s total Batch requirements for the first […***…] ([…***…]) months of the calendar year following the calendar year in which the Shortfall occurred, multiplied by (ii) a proportion, the numerator of which is the total number of Batches included in the Shortfall during the preceding calendar year and the denominator of which is the total number of Batches set forth in Purchase Orders which should have been Delivered in the preceding calendar year (including the Batches included in the Shortfall). For clarity, in the event Customer elects to purchase Batches from any Third Party pursuant to this Clause 7.4.2, the Products included in such Batches actually purchased shall not be included in Customer’s and its strategic partners’ and licensees’ total Product requirements for purposes of the calculation described in Clause 7.4.1. Customer’s right to purchase Batches from a Third Party as described in this Clause 7.4.2 shall apply regardless of whether Lonza subsequently Delivers the Shortfall Batches or is able to meet Customer’s Product requirements for the first […***…] ([…***…]) months after the calendar year in which the Shortfall occurred.

8	Delivery and Acceptance

8.1	Delivery. All Product shall be delivered EXW (as defined by Incoterms® 2010) the Facility. Following completion of the batch review procedures as set forth in the Quality Agreement (during which Customer and Lonza shall review and resolve comments pertaining to the executed batch records and related lot documentation), Lonza shall deliver to Customer a final Certificate of Analysis for each cGMP Batch and such other documentation as is reasonably required to meet all applicable regulatory requirements of the Governmental Authorities (collectively, the “Batch Documentation”) within […***…] ([…***…]) business days after Release of such cGMP Batch. Lonza shall provide Customer with prompt written notice of Release of each cGMP Batch. With respect to any Customer Materials, title and risk of loss shall remain with the Customer and shall not transfer to Lonza. With respect to Product, title and risk of loss shall transfer to Customer upon Delivery in accordance with this provision, provided that if Lonza has not delivered the Batch Documentation for such Product to Customer prior to Delivery, then title and risk of loss shall transfer to Customer upon delivery of such Batch Documentation.

***Confidential Treatment Requested

CONFIDENTIAL

8.2	Storage. Customer shall arrange for pickup of such Batch from the Facility, at Customer’s expense, within […***…] days after Release or pay applicable storage costs. Lonza shall provide storage on a bill and hold basis for such Batch(es) at no charge for up to […***…] ([…***…]) days; provided that any additional storage beyond […***…] ([…***…]) days will be subject to availability and, if available, will be charged to Customer and will be subject to a separate agreement. In addition to Clause 8.2, Customer shall be responsible for all value added tax (VAT) and any other applicable taxes, levies, import, duties and fees of whatever nature imposed as a result of any storage. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Lonza be required to store any Batch for more than […***…] ([…***…]) calendar days after Release. Within […***…] ([…***…]) days following a written request from Lonza, Customer shall provide Lonza with a letter in form satisfactory to Lonza confirming the bill and hold status of each stored Batch.

8.3	Acceptance/Rejection of Product.

8.3.1	Within […***…] ([…***…]) days after Customer’s receipt of all Batch Documentation for a Batch, or such other period as may be specified in the Quality Agreement, Customer shall determine by review of such Batch Documentation whether or not such Batch conforms to the Product Warranty. Promptly following receipt of each Batch, Customer shall inspect such Batch. Customer shall have the right to reject any Batch that fails to conform to the Product Warranty. Customer shall notify Lonza in writing of any rejection of a Batch based on any claim of non-conformity to the Product Warranty within […***…] ([…***…]) days of Customer’s receipt of the Batch, after which time such Batch shall be deemed accepted. Customer shall have the right to revoke its acceptance and reject a Batch if within […***…] ([…***…]) months following Release of such Batch, Customer discovers a latent defect in such Batch which Customer could not have reasonably discovered upon inspection of such Batch and the related Batch Documentation, and Customer provides written notice thereof to Lonza within […***…] ([…***…]) business days of discovery thereof.

8.3.2	In the event that Lonza believes that a Batch has been incorrectly rejected, Lonza may require that Customer provide to it Batch samples for testing. Lonza may retain and test the samples of such Batch. In the event of (a) a discrepancy between Customer’s and Lonza’s test results such that Lonza’s test results fall within relevant Specifications, or (b) there exists a dispute between the Parties over the extent to which such failure is attributable to a given Party (including, without limitation, any such dispute over whether such failure is a Lonza Responsibility) that the Parties are unable to resolve within […***…] days of delivery by a Party to the other Party of written notice of the existence of such dispute, the Parties shall cause an independent laboratory promptly to review records, test data and perform comparative tests and/or analyses on samples of the Product that allegedly fails to conform to Specifications. Such independent laboratory and analytical procedures shall be mutually agreed upon by the Parties. The independent laboratory’s results shall be in writing and shall be final and binding. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.

***Confidential Treatment Requested

CONFIDENTIAL

8.3.3	Lonza shall replace any cGMP Batch that does not conform to the Product Warranty (a “Failed cGMP Batch”) with a cGMP Batch conforming to the Product Warranty. If a Failed cGMP Batch is a Lonza Responsibility, Lonza shall replace such Batch at no additional cost to Customer (except for the cost of Customer Materials). Such replacement shall be made as promptly as practicable. Customer acknowledges and agrees that, except in the case of Persistent Supply Failure (for which Customer shall have the rights and remedies expressly provided in this Agreement), Customer’s sole remedy with respect to a Failed cGMP Batch is as set forth in this Clause 8.3.3. Lonza shall be responsible for the cost of Raw Materials (other than Customer Materials) consumed in any Failed cGMP Batch for which Lonza Responsibility has been established, but not otherwise.

8.3.4	Notwithstanding anything else in this Agreement, if the sole reason that any Failed cGMP Batch failed to conform to the Product Warranty was the failure of the Customer Materials provided by Customer for use in the manufacture of such Batch to conform to the applicable specifications for such materials, then, provided that Lonza performed quality testing and release on such Customer Materials in accordance with the Quality Agreement prior to their use, Lonza shall have no liability or responsibility for such Failed cGMP Batch under Clause 8.3.3.

9	Price and Payment

9.1	Milestones. Upon completion or occurrence of each of the Milestones set forth below, Lonza shall invoice Customer the amount set forth opposite such Milestone, less applicable credits posted to Customer’s account pursuant Clause 2. Unless Customer notifies Lonza in writing that it disputes any such invoice within fifteen (15) business days following the date thereof, stating in reasonable detail the basis for disputing such invoice, Lonza shall be entitled to withdraw the amount of such invoice from the Escrow Account by presenting to the Escrow Agent a copy of the invoice evidencing completion of the applicable Milestone. If Customer timely disputes any such invoice, the matter will be resolved by the Steering Committee; provided that if the Steering Committee is unable to resolve such dispute within […***…] ([…***…]) days following the date of Customer’s notice to Lonza, either Party may seek resolution of the matter pursuant to Clause 16.9. Lonza will not make a withdrawal from the Escrow Account as described above unless and until any dispute regarding the underlying invoice timely notified hereunder by Customer has been resolved in Lonza’s favor. Customer will not give a “Counter Notice” under the Escrow Agreement unless it has timely notified Lonza that it disputes in good faith an invoice presented pursuant to this Clause, and such dispute has not been resolved in Lonza’s favor. If Customer gives a Counter Notice under the Escrow Agreement and the underlying dispute is subsequently resolved in Lonza’s favor, Customer will, upon request of Lonza, execute and deliver with Lonza a joint instruction to the Escrow Agent to disburse to the amount of the relevant Milestone Payment to Lonza.

Milestone	Milestone Payment amount

Customer’s exercise of the Construction Trigger	[…***…]% of […***…]

Completion of the 1st engineering run, but no later than […***…] months after exercise of the	[…***…]% of […***…]

***Confidential Treatment Requested

CONFIDENTIAL

Construction Trigger; provided that such […***…]- month period shall be extended by the duration of any delay in completion of the 1st engineering run caused by or within the reasonable control of Lonza

Successful completion of a PAI, but no later than […***…] months after Facility OQ; provided that such […***…]-month period shall be extended by the duration of any delay in successful completion of the PAI caused by or within the reasonable control of Lonza	[…***…]% of […***…]

First Approval of commercial Product, but no later than […***…] months after Facility OQ; provided that such […***…]-month period shall be extended by the duration of any delay in First Approval of commercial Product caused by or within the reasonable control of Lonza	[…***…]% of […***…]

[…***…] months following First Approval of commercial Product, but no later than […***…] months after Facility OQ; provided that such […***…]-month period shall be extended by the duration of any delay in First Approval of commercial Product caused by or within the reasonable control of Lonza.

Payment of this Milestone Payment will be delayed until the date on which Lonza has supplied in accordance with this Agreement and the applicable Purchase Orders (1) the total number of Batches ordered by Customer for Delivery during the first […***…] ([…***…]) months following completion of final Process Validation Batch, or (2) […***…] Batches (including Process Validation Batches), whichever is less, but only if and to the extent the delay in production is caused by or within the reasonable control of Lonza.

[…***…]% of […***…]

For purposes of the third milestone above and Clause 9.9.5 below, “Successful completion of a PAI” shall mean completion of a PAI and either (a) the FDA or EMA, as applicable, issues no comments as a result of the PAI, or (b) if the FDA or EMA, as applicable, issues comments as a result of the PAI, final remediation of all such comments by Lonza to the satisfaction of the FDA or EMA, as applicable.

In addition to the Milestones described above, if Lonza completes the 1st engineering run on or before […***…] ([…***…]) months after exercise of the Construction Trigger, Customer shall pay to Lonza a […***…]. Lonza shall notify Customer within thirty (30) days after such completion, and Customer will pay

***Confidential Treatment Requested

CONFIDENTIAL

Lonza such […***…] or notify Lonza in writing that it disputes such completion (stating in reasonable detail the basis for such dispute) within thirty (30) days after the date of such notice from Lonza. If Customer disputes such completion, the matter will be resolved by the Steering Committee; provided that if the Steering Committee is unable to resolve such dispute within thirty (30) days following the date of Customer’s notice to Lonza, […***…]. For clarity, Customer shall not be required to […***…].

Notwithstanding any other provision in this Agreement, the Milestone payments made pursuant to this Clause 9.1 shall not be refundable for any reason and shall be paid only once.

9.2	Monthly Suite Fees. Customer shall pay monthly suite fees beginning upon Facility Mechanical Completion according to the schedule set forth below, subject to reduction in accordance with this Clause 9 and Appendix D. Lonza shall invoice Customer for the applicable monthly suite fee at the beginning of the calendar month for which it applies.

Period	Monthly Suite Fee

Facility Mechanical Completion to completion of Facility OQ	$[…***…] (“Monthly Start-up Fee”)

Completion of Facility OQ through the […***…] anniversary of First Approval or until a different monthly suite fee becomes applicable hereunder	$[…***…] (“Monthly Base Fee”)

[…***…] month period beginning […***…] months following request to increase Facility capacity to […***…] Batch/year production level (“[…***…] Request Period”)	$[…***…]

End of […***…] Request Period through the [***] anniversary of First Approval or until a different monthly suite fee becomes applicable hereunder	$[…***…] (“Monthly […***…] Fee”)* Based on […***…] FTEs, with adjustment subject to a lower limit of […***…] FTEs

[…***…] month period beginning […***…] months following request to increase Facility capacity to […***…] Batch/year production level (“[…***…] Request Period”)	$[…***…]

End of […***…] Request Period through the […***…] anniversary of First Approval or until a different monthly suite fee becomes applicable hereunder	$[…***…] (“Monthly […***…] Fee”)* Based on […***…] FTEs, with adjustment subject to a lower limit of […***…] FTEs

*	Subject to potential reduction based on re-evaluation of applicable staffing plan to reduce FTEs as mutually agreed in good faith, but not below the lower limit specified above, in which case monthly suite fee would automatically be reduced by $[…***…] per FTE reduction. The foregoing suite fee reduction would not apply with respect to staff reductions resulting from Facility improvements made at Lonza’s cost.

***Confidential Treatment Requested

CONFIDENTIAL

Lonza may perform certain non-production Services outlined in each Project Plan, at […***…], Portsmouth, NH, and/or at other Lonza sites or facilities located in Portsmouth, NH, but there shall be no additional charges for such Services (outside of monthly suite fees described above) except to the extent such charges are described in the applicable Project Plan. Monthly suite fees do not include: (a) shipment, insurance, taxes, duties, and VAT that may be applicable, (b) Raw Materials Fees, costs of Downstream Materials and Downstream Materials Handling Fees, (c) costs from External Laboratories (if applicable) and any other Third Party contractors which will be passed through to Customer with a […***…]% management fee for sample preparation, results processing and review, (d) any unplanned capital expenditures not accounted for in Facility Construction, (e) all regulatory support services, (f) validation services (other than manufacturing of Process Validation Batches) that cannot reasonably be performed by the staff assigned to the Facility. All such validation work will be authorized in writing in advance by Customer and will be paid for by Customer at specified rates mutually agreeable with Lonza. Lonza will plan to reasonably use the Facility staff to meet objectives and deliverables as part of a cooperative Master Validation Plan with Lonza Houston Inc. All Process Validation and related activities performed by Lonza Houston Inc. employees will be contracted separately.

9.3	Unless otherwise indicated in writing by Lonza, all prices and charges are exclusive of value added tax (VAT) and of any other applicable taxes, levies, import, duties and fees of whatever nature imposed by or under the authority of any government or public authority and all such charges applicable to the Services shall be paid by Customer. When sending payment to Lonza, the Customer shall quote the relevant invoice number in its remittance advice.

9.4	Charges for Raw Materials (other than Downstream Materials) and the Raw Materials Fee for each Batch shall be invoiced upon the Release of each Batch. Charges for Downstream Materials shall be invoiced by Lonza upon placement of purchase orders for such Downstream Materials by Lonza at cost plus the Downstream Material Handling Fee.

9.5	Any additional Services contracted by Customer that are not included in the monthly suite fees (such as regulatory support activities) will be invoiced as provided in the applicable Project Plan.

9.6	All invoices are strictly net and payment must be made within thirty (30) days of date of invoice. Payment shall be made without deduction, deferment, set-off, lien or counterclaim.

9.7	If in default of payment of any undisputed invoice on the due date, interest shall accrue on any amount overdue at the rate of […***…] percent ([…***…]%) per month on a day to day basis until full payment; and Lonza shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services and or delivery of Product until all overdue amounts have been paid in full including interest for late payments.

9.8	Price adjustments.

9.8.1	Not more than […***…], and beginning no earlier than […***…], Lonza may adjust the monthly suite fees hereunder in accordance with the […***…] Index,

***Confidential Treatment Requested

CONFIDENTIAL

[…***…] (or any successor index) increase for the previous calendar year.

9.8.2	In addition to the above, the […***…] may be […***…], to […***…]; provided, that Lonza (a) provides Customer with reasonable prior written notice of such […***…] (but in any event no less than 3 months’ prior written notice); (b) together with the notice provided pursuant to clause (a), provides […***…] and […***…]; and (c) […***…] regarding such […***…] including providing any additional information regarding such […***…] as reasonably requested by Customer.

9.9	Other Reductions of Suite Fees.

9.9.1	Measurement Period Notice. If, at any time during a Measurement Period, Lonza determines that it will be unable to successfully manufacture during such Measurement Period the number of Batches required to meet the Minimum Production Target for such Measurement Period, Lonza shall promptly provide written notice thereof to Customer (such notice, a “Measurement Period Notice”).

9.9.2	Reduction for Minimum Production Failure. Beginning in the first calendar month following delivery by Lonza of a Measurement Period Notice with respect to a Measurement Period during which it fails to meet the Minimum Production Target, but not later than the first calendar month of the Target Fulfillment Period with respect to such a Measurement Period, the applicable monthly suite fee shall be reduced (a) by […***…] percent ([…***…]%) through the […***…] ([…***…]) calendar month of such Target Fulfillment Period; and (b) beginning in the […***…] ([…***…]) calendar month of such Target Fulfillment Period, by […***…] percent ([…***…]%) until the end of such Target Fulfillment Period.

9.9.3	Operational Failure Reduction. If at any time an Operational Failure occurs, then during the Operational Failure, the applicable monthly suite fee shall be reduced by […***…] percent ([…***…]%); provided that, such reduction shall include (and not be in addition to) any reduction applied pursuant to Clause 9.9.2; and provided further that if Lonza Delivers, within the applicable calendar year, all Batches ordered by Customer for Delivery during each calendar year in which such Operational Failure exists, then Customer shall pay Lonza the total amount of the fee reductions applied pursuant to this provision as a result of such Operational Failure within thirty (30) days after Delivery of the last such Batch.

9.9.4	Reduction for Delay in Completion of 1st Engineering Run. If Lonza does not complete the 1st engineering run within […***…] months after exercise of the Construction Trigger, then the applicable monthly suite fee shall be reduced beginning in the next following calendar month until Lonza completes the 1st engineering run as follows: (a)

***Confidential Treatment Requested

CONFIDENTIAL

the applicable monthly suite fee shall be reduced by […***…] percent ([…***…]%) through the […***…] ([…***…]) calendar month of such reduction; and (b) beginning in the […***…] ([…***…]) calendar month of such reduction, the applicable monthly suite fee shall be reduced by […***…] percent ([…***…]%), provided that such […***…]-month period shall be extended for, and such reductions shall not apply during, any period(s) of delay […***…]. The reduction set forth in this Clause 9.9.4 shall be in addition to any reduction applied pursuant to Clause 9.9.3.

9.9.5	Reduction for Delay in Completion of PAI. If Lonza does not successfully complete a PAI within […***…] months after Facility OQ, then the applicable monthly suite fee shall be reduced beginning in the next following calendar month until Lonza successfully completes a PAI as follows: (a) the applicable monthly suite fee shall be reduced by […***…] percent ([…***…]%) through the […***…] ([…***…]) calendar month of such reduction; and (b) beginning in the […***…] ([…***…]) calendar month of such reduction, the applicable monthly suite fee shall be reduced by […***…] percent ([…***…]%); provided that such […***…]-month period shall be extended for, and such reductions shall not apply during, any period(s) of delay […***…]. The reduction set forth in this Clause 9.9.5 shall be in addition to any reduction applied pursuant to Clause 9.9.3.

9.10	Escrow. If Customer’s financial position materially improves at any time during the term of the Agreement, Customer may present Lonza with a credit risk re-assessment proposal, which Lonza will consider in good faith in assessing whether to release all or a portion of the escrowed funds.

10	Intellectual Property

10.1	Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party.

10.2	Subject to Clause 10.3, Customer shall own all right, title, and interest in and to any and all Intellectual Property that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza develops, conceives, invents, first reduces to practice or makes, solely or jointly with Customer or others, in the course of performance of the Services that is principally a direct derivative of or improvement to, or that uses or incorporates, Customer Information and/or Customer Background Intellectual Property (collectively, the “New Customer Intellectual Property”). For avoidance of doubt, “New Customer Intellectual Property” shall include any material, processes or other items that solely embody, or that solely are claimed or covered by, any of the foregoing Intellectual Property, but shall exclude any New General Application Intellectual Property.

10.3	Notwithstanding Clause 10.2, and subject to the licenses granted in Clause 10.5, Lonza shall own all right, title and interest in Intellectual Property that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza, solely or jointly with Customer, develops, conceives, invents, or first reduces to practice or makes in the course of performance of the Services that (i) is generally applicable to the development or manufacture of chemical or biological products or product components or (ii) is an improvement of, or direct derivative of, any Lonza

***Confidential Treatment Requested

CONFIDENTIAL

Background Intellectual Property, and, in each case, does not require the use of, or incorporate any Customer Information and/or Customer Background Intellectual Property (“New General Application Intellectual Property”). For avoidance of doubt, “New General Application Intellectual Property” shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property.

10.4	Lonza hereby assigns to Customer all of its right, title and interest in any New Customer Intellectual Property. Lonza shall execute, and shall require its personnel as well as its Affiliates, External Laboratories or other contractors or agents and their personnel involved in the performance of the Services to execute, any documents reasonably required to confirm Customer’s ownership of the New Customer Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Customer Intellectual Property.

10.5	Subject to the terms and conditions set forth herein, Lonza hereby grants to Customer a non-exclusive, world-wide, fully paid-up, irrevocable, transferable license, including the right to grant sublicenses, under the New General Application Intellectual Property, to use, sell, have sold, offer for sale and import the Product manufactured under this Agreement. In addition, if Lonza incorporates any of its Background Intellectual Property (including the New General Application Intellectual Property described above) into the Manufacturing Process without first obtaining Customer’s written consent, then, subject to Clause 10.7, Lonza will grant to Customer a non-exclusive, world-wide, fully paid-up, irrevocable, transferable license, including the right to grant sublicenses, under such Intellectual Property, to develop, make, have made, use, sell, have sold, offer for sale and import the Product.

10.6	Customer hereby grants Lonza the non-exclusive right to use the Customer Information, Customer Background Intellectual Property and New Customer Intellectual Property during the Term solely for the purpose of fulfilling its obligations under this Agreement.

10.7	Customer will have an irrevocable right, exercisable by written notice to Lonza, to transfer the Manufacturing Process to itself and/or any Third Party for the manufacture of the Product (but no other product); provided, however, to the extent such technology transfer is to a Third Party and includes Lonza Confidential Information, Lonza Background Intellectual Property or New General Application Intellectual Property, such transfer would be subject to the Third Party entering into a reasonable and appropriate confidentiality agreement with Lonza, and to the extent such Third Party is or will be engaged as a contract manufacturer for Customer or otherwise derives a significant amount of its business revenue from providing contract manufacturing services, such technology transfer would be subject to a reasonable licensing fee (a “Technology Fee”) to be agreed upon by the Parties, subject to the following:

10.7.1	to the extent such Lonza Confidential Information, Lonza Background Intellectual Property or New General Application Intellectual Property was incorporated into the Manufacturing Process by Lonza without Customer’s prior written consent, no Technology Fee shall be due;

10.7.2	if there has been a Persistent Supply Failure, or if such transfer of the Manufacturing Process is due to termination of this Agreement

CONFIDENTIAL

for reasons other than uncured material breach of Customer under Clause 14.3.6, then no Technology Fee shall be due;

10.7.3	if a Technology Fee is applicable, the amount shall be negotiated in good faith […***…]; and

10.7.4	In the event of any disagreement between the Parties under this Clause 10.7 with respect to whether the Technology Fee is due or as to the amount of any such Technology Fee, the Parties shall within thirty (30) days of a Party’s written request, identify and appoint a mutually agreed upon independent industry expert (the “Expert”). In such case, each Party will provide the Expert with the relevant information as well as a briefing document setting forth specific detailed reasons underlying such Party’s position, and the Expert shall within an additional thirty (30) days following his appointment, make the determination in a writing stating his reasons for whether the Technology Fee is due or the amount of any such Technology Fee, as applicable, which determination shall be final and binding on the Parties. All costs associated with identifying and utilizing such Expert shall be borne equally by the Parties. Notwithstanding the foregoing in this Clause 10.7.4 and pending resolution of the disagreement, Lonza shall continue to conduct technology transfer of the Manufacturing Process to Customer and/or its designated Third Party.

For the avoidance of doubt, Customer may, in its sole discretion, elect not to have transferred or disclosed to it any Lonza Confidential Information, Lonza Background Intellectual Property and New General Application Intellectual Property, in which case Customer’s sole payment obligation with respect to exercise of its technology transfer right under this Clause 10.7 shall be as set forth in Clause 10.8. A technology transfer pursuant to this Clause 10.7 will include […***…].

10.8	If Customer exercises its technology transfer right under Clause 10.7, Lonza shall provide reasonable technology transfer assistance services and access to necessary documentation to Customer as reasonably necessary to complete such technology transfer and enable Customer or its Third Party designee to replicate the Manufacturing Process as performed by Lonza, and Customer shall pay Lonza for such services (at Lonza’s then-standard rates) and reimburse Lonza for reasonable out-of-pocket expenses incurred in providing such services and access.

11	Warranties

11.1	Lonza Representations and Warranties. Lonza warrants that:

***Confidential Treatment Requested

CONFIDENTIAL

11.1.1	the Services shall be performed in accordance with all Applicable Laws;

11.1.2	except with respect to any development services and Engineering Batches, all Product Delivered by Lonza hereunder shall: (a) conform to the applicable Specifications in effect at the time of Release; (b) be manufactured and delivered in accordance with the Quality Agreement and cGMP; (c) not be adulterated within the meaning of the United States Food, Drug and Cosmetic Act, as amended, and any regulations promulgated thereunder (the “Act”); and (d) be free and clear of any lien, encumbrance or other Third Party claim (collectively, the “Product Warranty”);

11.1.3	it or its Affiliate holds all necessary permits, approvals, consents and licenses to enable it to perform the Services at the Facility;

11.1.4	it has not been debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor provisions;

11.1.5	it will not use in the performance of Services hereunder, any personnel, Affiliate or Third Party that has been debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor provisions; and

11.1.6	it has the necessary corporate authorizations to enter into and perform this Agreement.

11.2	Customer Representations and Warranties. Customer warrants that:

11.2.1	to Customer’s knowledge as of the Effective Date, Customer has all the rights necessary to permit Lonza to manufacture Products without infringing the Intellectual Property rights of any Third Party and the manufacture of Product does not infringe any Third Party Intellectual Property rights;

11.2.2	Customer will promptly notify Lonza in writing if it receives or is notified of a formal written claim from a Third Party that Customer Information and/or Customer Intellectual Property or the use thereof by Lonza in the provision of the Services infringes any Intellectual Property or other rights of any Third Party; and

11.2.3	Customer has the necessary corporate authorizations to enter into this Agreement.

11.3	DISCLAIMER: THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, AND ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12	Indemnification and Liability

12.1	Indemnification by Lonza. Lonza shall indemnify, defend and hold harmless the Customer, its Affiliates, and their respective officers, employees and agents (“Customer Indemnitees”) from and against any loss, damage, costs and expenses, including reasonable attorney fees (collectively, “Losses”) that Customer Indemnitees

CONFIDENTIAL

may suffer as a result of any Third Party claim to the extent such Losses arise out of or result from: (i) any material breach of this Agreement by Lonza; (ii) gross negligence or willful misconduct on the part of one or more of the Lonza Indemnitees (defined below); or (iii) any claims alleging that the Services (excluding use by Lonza of Customer Information and/or Customer Background Intellectual Property) infringe any Intellectual Property rights of a Third Party; except, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any Customer Indemnitees.

12.2	Indemnification by Customer. Customer shall indemnify, defend and hold harmless Lonza, its Affiliates, and their respective officers, employees and agents (“Lonza Indemnitees”) from and against any Losses that Lonza Indemnitees may suffer as a result of any Third Party claim to the extent such Losses arise out of or result from: (i) any material breach of this Agreement; (ii) gross negligence or willful misconduct on the part of one or more of the Customer Indemnitees; (iii) any claims alleging that the performance of Services (except to the extent the claim is based on use by Lonza of Lonza Information or Lonza Background Intellectual Property) infringes any Intellectual Property rights of third parties; or (iv) the manufacture, use, sale, or distribution of any Product, including any claims of product liability; except, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any Lonza Indemnitees.

12.3	Indemnification Procedure. If the Party to be indemnified intends to claim indemnification under this Clause 12, it shall promptly notify the indemnifying Party in writing of such claim. The indemnitor shall have the right to control the defense and/or settlement thereof; provided, however, that any indemnitee shall have the right to retain its own counsel at its own expense. The indemnitee, its employees and agents, shall reasonably cooperate with the indemnitor in the investigation of any liability covered by this Clause 12. The failure to deliver prompt written notice to the indemnitor of any claim, to the extent prejudicial to its ability to defend such claim, shall relieve the indemnitor of any obligation to the indemnitee under this Clause 12.

12.4	DISCLAIMER OF CONSEQUENTIAL DAMAGES. Except in the case of a Party’s breach of Clause 13, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST REVENUES ARISING FROM OR RELATED TO THIS AGREEMENT, EXCEPT TO THE EXTENT RESULTING FROM FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY SUCH PARTY; provided, however, that this Clause 12.4 shall not be construed to limit the Parties’ indemnification obligations with respect to Third Party claims under Clauses 12.1 and 12.2.

12.5	LIMITATION OF LIABILITY. LONZA’S LIABILITY UNDER THIS AGREEMENT FOR CLAIMS RELATING TO LONZA’S BREACH OF ITS OBLIGATIONS WITH RESPECT TO COMPLETION OF THE DETAILED DESIGN OR OTHER OBLIGATIONS RELATING TO DESIGN OR CONSTRUCTION OF THE FACILITY PRIOR TO EXERCISE OF THE CONSTRUCTION TRIGGER, SHALL IN NO EVENT EXCEED, IN THE AGGREGATE FOR ALL SUCH CLAIMS, […***…]. LONZA’S LIABILITY UNDER THIS AGREEMENT FOR CLAIMS RELATING TO CONSTRUCTION OF THE FACILITY SHALL IN NO EVENT EXCEED, IN THE AGGREGATE FOR ALL SUCH CLAIMS, THE TOTAL AMOUNT OF […***…] TO LONZA IN THE EVENT OF EARLY TERMINATION. LONZA’S LIABILITY UNDER THIS AGREEMENT FOR ALL OTHER CLAIMS SHALL IN NO EVENT EXCEED, IN

***Confidential Treatment Requested

CONFIDENTIAL

THE AGGREGATE FOR CLAIMS BASED ON SIMILAR OR RELATED EVENTS, […***…] ([…***…]) MONTH PERIOD PRECEDING THE FIRST SUCH EVENT. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THE LIMITATIONS ON LIABILITY SET FORTH IN THIS CLAUSE 12.5 APPLY TO ANY DAMAGES TO THE EXTENT RESULTING FROM LONZA’S […***…] OR […***…].

13	Confidentiality

13.1	A Party receiving Confidential Information (the “Receiving Party”) agrees to strictly keep secret any and all Confidential Information received during the Term from or on behalf of the other Party (the “Disclosing Party”) using at least the same level of measures as it uses to protect its own Confidential Information, but in any case at least commercially reasonable and customary efforts. For purposes of this Clause 13, New Customer Intellectual Property shall be treated as Confidential Information of Customer, and Customer and Lonza shall be deemed the Disclosing Party and Receiving Party, respectively, with respect thereto, regardless of which party first discloses New Customer Intellectual Property. Confidential Information shall include information disclosed in any form including but not limited to in writing, orally, graphically or in electronic or other form to the Receiving Party, observed by the Receiving Party or its employees, agents, consultants, or representatives, or otherwise learned by the Receiving Party under this Agreement, which the Receiving Party knows or reasonably should know is confidential or proprietary. This Agreement and its terms shall be Confidential Information of each Party.

13.2	Notwithstanding the foregoing, Receiving Party may disclose to any courts and/or other authorities Confidential Information which is or will be required pursuant to applicable governmental or administrative or public law, rule, regulation or order. In such case the Party that received the Confidential Information will, to the extent legally permitted, inform the other Party promptly in writing and cooperate with the Disclosing Party in seeking to minimize the extent of Confidential Information which is required to be disclosed to the courts and/or authorities.

13.3	The obligation to maintain confidentiality under this Agreement does not apply to Confidential Information, which:

13.3.1	at the time of disclosure was publicly available; or

13.3.2	is or becomes publicly available other than as a result of a breach of this Agreement by the Receiving Party; or

13.3.3	as the Receiving Party can establish by competent proof, was rightfully in its possession at the time of disclosure by the Disclosing Party and had not been received from or on behalf of Disclosing Party (provided, that New Customer Intellectual Property shall not be subject to this Clause 13.3.3); or

13.3.4	is supplied to a Party by a Third Party which was not in breach of an obligation of confidentiality to Disclosing Party or any other party; or

***Confidential Treatment Requested

CONFIDENTIAL

13.3.5	is developed by the Receiving Party independently from and without use of the Confidential Information, as evidenced by contemporaneous written records.

13.4	The Receiving Party will use Confidential Information only for the purposes of this Agreement and will not make any use of the Confidential Information except as necessary to perform its obligations or to exercise its rights under this Agreement. The Receiving Party agrees to return or destroy promptly (and certify such destruction) on Disclosing Party’s request all written or tangible Confidential Information of the Disclosing Party, except that one copy of such Confidential Information may be kept by the Receiving Party in its confidential files for record keeping purposes only.

Each Party will restrict the disclosure of Confidential Information to such officers, employees, consultants and representatives of itself and its Affiliates who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the purpose of this Agreement. Prior to disclosure to such persons, the Receiving Party shall bind its and its Affiliates’ officers, employees, consultants and representatives to confidentiality and non-use obligations no less stringent than those set forth herein. The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorized use or disclosure of the Confidential Information. Additionally, each Party shall have the right to disclose Confidential Information of the other Party (including the Agreement) to actual or potential Third Party investors or actual or potential Third Party acquirers, licensees or collaborative or other partners, and to their bankers, lawyers, accountants, agents, provided, in each case that each such Third Party or advisor thereof is bound to confidentiality and non-use obligations no less stringent than those set forth herein.

13.5	The Receiving Party shall at any time be fully liable for any and all breaches of the confidentiality obligations in this Clause 13 by any of its Affiliates or the employees, consultants and representatives of itself or its Affiliates.

13.6	Each Party hereto expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided under this Clause 13 by a Party may cause irreparable harm to the other Party and that money damages may not provide a sufficient remedy to the non-breaching Party for any breach or threatened breach. In the event of any breach and/or threatened breach, then, in addition to all other remedies available at law or in equity, the non-breaching Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the non-breaching Party.

13.7	The Parties shall coordinate in advance with each other in connection with the disclosure or filing of this Agreement (including redaction of certain provisions of this Agreement) with the U.S. Securities and Exchange Commission (the “SEC”), the NASDAQ stock exchange or any other stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided, that each Party shall ultimately retain control over what information to disclose to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency, as the case may be. Other than such obligation, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency.

CONFIDENTIAL

14	Term and Termination

14.1	Term. This Agreement shall commence on the Effective Date and shall end on the earlier of (a) the sixth (6th) anniversary of the date of First Approval, or (b) expiration of the Reservation Period prior to Customer exercising the Construction Trigger, unless terminated earlier as provided herein or extended as provided herein (the “Term”). Notwithstanding the foregoing, each Project Plan may have separate term and termination provisions so long as the term of any Project Plan does not extend beyond the Term.

14.2	Extension. If Customer exercises the Construction Trigger, begins paying the Monthly […***…] Fee (as defined below) prior to the third anniversary of First Approval, and thereafter continues paying the Monthly […***…] Fee (or a higher monthly suite fee) until the end of the initial term, then Customer shall have a one-time extension right, exercisable by written notice prior to the date that is four years following First Approval and subject to continued payment of the Monthly […***…] Fee (or a higher monthly suite fee), to extend the term of the Agreement for an additional three years (for a total term of nine years following First Approval). Such extension would be subject to a good faith negotiation of commercially reasonable pricing applicable during the extension term, provided that the lowest monthly suite fee during any extension term would not be lower than the Monthly […***…] Fee. Any further extension of the term would be subject to mutual agreement. At either party’s request, the parties will engage in good faith negotiations regarding such further extension during the […***…]-year period prior to expiration, provided neither party shall be obligated to further extend the term unless and until a definitive agreement regarding extension is executed and delivered by the parties.

14.3	Termination. This Agreement may be terminated as follows:

14.3.1	Customer shall have the right to terminate this Agreement at any time during the Reservation Period upon written notice to Lonza, provided, that upon exercise of the Construction Trigger, Customer’s right to terminate this Agreement pursuant to this sub-clause shall terminate and be of no further force or effect.

14.3.2	After exercise of the Construction Trigger but prior to completion of the first Engineering Batch, Customer shall have the right to terminate this Agreement upon ninety (90) days’ written notice to Lonza in the event that: (a) Customer receives from FDA (i) notice of FDA’s refusal to approve Customer’s application for approval to market the Product or (ii) a complete response letter indicating that Customer’s application for approval to market the Product cannot be approved without one or more additional clinical trials being performed (in each case, a “Product Non-Approval Notice”), and a Customer Withdrawal occurs; (b) Customer receives from FDA notice of FDA’s withdrawal of approval to market the Product (“FDA Withdrawal Notice”), and a Customer Withdrawal occurs; or (c) a Customer Withdrawal occurs.

14.3.3	After completion of first Engineering Batch but prior to First Approval, Customer shall have the right to terminate this Agreement upon ninety (90) days’ written notice to Lonza in the event that (a) Customer receives a Product Non-Approval Notice and a Customer Withdrawal subsequently occurs; or (b) a Customer Withdrawal occurs.

***Confidential Treatment Requested

CONFIDENTIAL

14.3.4	After First Approval, Customer shall have the right to terminate this Agreement upon ninety (90) days’ written notice to Lonza in the event that (a) marketing approval of the Product is withdrawn by the FDA and the EMA (to the extent such marketing approval had previously been granted in each such jurisdiction) and a Customer Withdrawal subsequently occurs; or (b) a Customer Withdrawal occurs.

14.3.5	Customer shall have the right to terminate immediately upon written notice to Lonza upon the occurrence of any of the following events: (a) failure of Lonza to timely perform its obligations under Clause 3.2.1 and to cure such failure within […***…] ([…***…]) days of receiving written notice of such failure from Customer; (b) a […***…]; or (c) Lonza, any of its Affiliates or Third Party subcontractors performing Services hereunder, or any person used by any of them to perform Services hereunder, or any of their respective officers or directors, as applicable, involved in performing Services, is debarred by the FDA, under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 335(a), (b)(1), and (b)(2)) and this adversely impacts Lonza’s ability to perform the Services hereunder (ie., Lonza is unable to replace such Affiliate, Third Party subcontractor or person in a timely manner).

14.3.6	by either Party if the other Party breaches a material provision of this Agreement or a Project Plan and fails to cure such breach to the reasonable satisfaction of the non-breaching Party within ninety (90) days (except that the cure period for non-payment shall be ten (10) days and the cure period for Lonza’s breach of Clause 3.2.1 shall be thirty (30) days) following written notification of such breach from the non-breaching party to the breaching party; provided, however, that such ninety (90) day period shall be extended as agreed by the Parties if the identified breach is incapable of cure within ninety (90) days and if the breaching Party provides a plan and timeline to cure the breach, promptly commences efforts to cure the breach and diligently prosecutes such cure; and provided, further, that this extended period shall be unavailable for (a) any breach regarding non-payment, or (b) any breach by Lonza of Clause 3.2.1;

14.3.7	by either Party, immediately, if the other Party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it, a petition in bankruptcy or has a receiver appointed for a substantial part of its assets; or

14.3.8	by either Party pursuant to Clause 15.

14.4	Consequences of Termination. In the event of termination hereunder, Lonza shall be compensated for (i) […***…]; and (ii) all costs incurred through the date of termination, including Raw Materials costs and Raw Materials Fees for Raw Materials used or purchased for use in connection with the Project Plan (but without […***…] and excluding, in each case, […***…]). In addition:

***Confidential Treatment Requested

CONFIDENTIAL

14.4.1	Upon termination pursuant to Clause 14.3.2, Customer shall pay to Lonza […***…] ([…***…] date of termination) plus an amount equal to […***…] ([…***…]) […***…] of […***…] at the […***…]. If notice of termination occurs during a month prior to a month when the […***…] would be due then the […***…].

14.4.2	Upon termination pursuant to Clause 14.3.3 or 14.3.4, Customer shall pay to Lonza […***…] ([…***…] prior to the date of termination) plus an amount equal to […***…] ([…***…]) […***…] at the rate paid during the month of termination notification.

14.4.3	In the event of Lonza’s […***…], or in the event of Customer’s termination pursuant to Clause 14.3.5 or 14.3.6, then (a) until product is approved at a new manufacturing site, Lonza will make available Lonza employees to Customer at the new manufacturing site to the extent necessary, at Customer’s cost and expense, to provide reasonable technical support and assistance, for a duration of time not to exceed […***…] months; and (b) Lonza shall provide the assistance described in Clause 10.8 at no charge to Customer.

14.4.4	In the event of any such termination pursuant to Clause 14.3.5 or 14.3.6, all amounts remaining in the Escrow Account shall be returned to Customer pursuant to Clause 14.4.5.

14.4.5	Upon termination of this Agreement and payment in full of all amounts owed under this Clause 14.4 by Customer, the Parties will cooperate to send a joint notice to the Escrow Agent terminating the Escrow Agreement and instructing the Escrow Agent to return any amounts remaining in the Escrow Account to Customer.

14.5	Survival. The rights and obligations of each Party which by their nature survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including Clauses 1, 6, 10, 12-14, 15.1 and 16 (to the extent relevant).

15	Force Majeure

15.1

If Lonza is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and gives written notice thereof to Customer specifying the matters constituting Force Majeure together with such evidence as Lonza reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, Lonza shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. If a Force Majeure persists for more than […***…] ([…***…]) days, Customer shall then be entitled to a reduced facility fee rate equal to half of the then current rate. If such Force Majeure persists for an additional […***…] days, then Customer shall have the right to terminate the Agreement upon written notice to Lonza and, if Customer had

***Confidential Treatment Requested

CONFIDENTIAL

previously exercised the Construction Trigger and subject to Clause 6.2 (if applicable), […***…] ([…***…]).

15.2	“Force Majeure” shall mean any reason or cause beyond Lonza’s reasonable control affecting the performance by Lonza of its obligations under the Agreement, including, but not limited to, any cause arising from or attributable to acts of God, strike, lockouts, restrictive governmental orders or decrees, riots, insurrection, war, terrorists acts, interruption of energy supplies or the inability of Lonza to obtain any required raw material, equipment or transportation due to a general shortage of such materials, equipment or transportation.

15.3	With regard to Lonza, any such event of Force Majeure affecting services or production at its Affiliates or suppliers shall be regarded as an event of Force Majeure.

16	Miscellaneous

16.1	Non-Solicitation. During the term of this Agreement and for […***…] ([…***…]) years thereafter, each of the Parties agrees not to seek to induce or solicit any employee of the other Party or its Affiliates to discontinue his or her employment with the other Party or its Affiliate in order to become an employee or an independent contractor of the soliciting Party or its Affiliate; provided, however, that neither Party shall be in violation of this Clause 16.1 as a result of making a general solicitation for employees or independent contractors. For the avoidance of doubt, the publication of an advertisement shall not constitute solicitation or inducement.

16.2	Severability. If any part of this Agreement shall be found to be invalid or unenforceable under applicable law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction. The Parties hereto shall use their commercially reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) in a way that, to the extent practicable and legally permissible, implements the original intent of the Parties.

16.3	Amendments. Modifications and/or amendments of this Agreement must be in writing and signed by the Parties.

16.4	Assignment. Neither Party may assign its interest under the Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that either Party may assign this Agreement: (i) to any Affiliate of such Party, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; or (ii) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise (a “Sale Transaction”), provided, in the case of a Sale Transaction involving Customer, that the acquiring Third Party in such Sale Transaction is not an entity whose business primarily derives from providing contract manufacturing services. In addition, Lonza shall be entitled to sell, assign and/or transfer its trade receivables resulting from this Agreement without the consent of the Customer. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a

***Confidential Treatment Requested

CONFIDENTIAL

Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this clause. Any purported assignment of this Agreement not in accordance with this Clause 16.4 shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

16.5	Notice. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile or email if sent during normal business hours of the recipient, and if sent other than during normal business hours of the recipient, on the next business day; (c) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party’s mailing address, facsimile number or email address set forth below, or at such other mailing address, facsimile number or email address as such party may designate by 10 days’ advance written notice to the other party hereto.

If to Lonza:

Lonza Biologics, Inc.

101 International Drive

Portsmouth, New Hampshire 03801

Attention: Carson Sublett, Sr. Site Director

Fax:

Email: […***…]

With a copy to:

Lonza America Inc.

90 Boroline Road

Allendale, New Jersey 07401

Attention: Scott Waldman, General Counsel

Fax:

Email: […***…]

If to Customer:

Celladon Corporation

11988 El Camino Real, Suite 650

San Diego, CA 92130-3579

USA

Attention: Paul Cleveland, President and CFO

Fax: […***…]

Email: […***…]

***Confidential Treatment Requested

CONFIDENTIAL

With a copy to:

Celladon Corporation

11988 El Camino Real, Suite 650

San Diego, CA 92130-3579

USA

Attention: Elizabeth Reed, Vice President and General Counsel

Fax: […***…]

Email: […***…]

16.6	Governing Law. This Agreement is governed in all respects by the laws of Delaware without regard to its conflicts of laws principles.

16.7	Entire Agreement. This Agreement (including the Appendices hereto) and the Clinical Agreement (as it relates to the statements of work entered into by the Parties thereunder) collectively contain the entire agreement between the Parties as to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements with respect to the subject matter hereof and thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. Each party acknowledges that an original signature or a copy thereof transmitted by facsimile or by .pdf shall constitute an original signature for purposes of this Agreement.

16.8	Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

16.9	Dispute Resolution. Other than disputes under Clause 4.3, if the Parties are unable to resolve a dispute despite their good faith efforts, either Party may refer the dispute to the President or Head of each Party’s respective business unit (or other designee). In the event that no agreement is reached by such representatives with respect to such dispute within thirty (30) days after its referral to them, either Party may pursue any and all remedies available at law or in equity.

16.10	Waiver. The failure of any Party at any time or times to require performance of any provision of this Agreement or any Project Plan will in no manner affect its rights at a later time to enforce the same. No waiver by any Party of any term, provision or condition contained in this Agreement or any Project Plan, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement or any Project Plan.

16.11	Titles and Subtitles. All headings, titles and subtitles used in this Agreement or any Project Plan are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement or any Project Plan.

16.12	Pronouns. Where the context requires, (i) all pronouns used herein will be deemed to refer to the masculine, feminine or neuter gender as the context requires, and (ii) the singular context will include the plural and vice versa.

***Confidential Treatment Requested

CONFIDENTIAL

16.13	No Presumption Against Drafter. For purposes of this Agreement, each Party hereby waives any rule of construction that requires that ambiguities in this Agreement or any Project Plan be construed against the drafter.

CONFIDENTIAL

IN WITNESS WHEREOF, each of the Parties hereto has caused this Facility Construction and Commercial Supply Agreement to be executed by its duly authorized representative effective as of the date written above.

LONZA BIOLOGICS, INC.

By:	/s/ Scott Waldman
Name:	Scott Waldman
Title:	President

CELLADON CORPORATION

By:	/s/ Paul B. Cleveland
Name:	Paul B. Cleveland
Title:	President and Chief Financial Officer

CONFIDENTIAL

Appendix A

Project Plans

[…***…]

***Confidential Treatment Requested

CONFIDENTIAL

Appendix C

Estimated Construction Timeline

[…***…]

***Confidential Treatment Requested

CONFIDENTIAL

Appendix D

Minimum Production Targets

[…***…]

[…***…]

[...***...]	[...***...]

[…***…]

***Confidential Treatment Requested

CONFIDENTIAL

Appendix E

Form of Escrow Agreement

[…***…]

***Confidential Treatment Requested

CONFIDENTIAL

Appendix G

Form of Common Stock Purchase Agreement

[…***…]

***Confidential Treatment Requested

CONFIDENTIAL

Appendix H

Customer Background Intellectual Property

[…***…]

***Confidential Treatment Requested